EXHIBIT 99.1
National Western Life Group, Inc. Announces 2020 Second Quarter Earnings

Austin, Texas, August 7, 2020 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2020 consolidated net earnings of $48.4 million, or $13.69 per diluted Class A common share, compared with consolidated net earnings of $33.7 million, or $9.53 per diluted Class A common share, for the second quarter of 2019. For the six months ended June 30, 2020, the Company reported consolidated net earnings of $46.4 million, or $13.11 per diluted Class A common share, compared with $73.9 million, or $20.90 per diluted Class A common share, a year ago. The Company's book value per share as of June 30, 2020 was $600.31.

Total revenues increased in the second quarter of 2020 to $216.0 million from $192.7 million in the second quarter of 2019 reflecting recovery of a portion of the investment asset unrealized losses which occurred during the first quarter of 2020. Net realized and unrealized gains on investments and index options were $43.4 million in the second quarter of 2020 compared to net realized and unrealized losses of $103.1 million in the first quarter. Mr. Moody observed, "We were hopeful that the market disruption caused by the COVID-19 pandemic upon the first quarter results would be a temporary aberration and our second quarter results validated that outlook to a certain degree. I am extremely proud of how quickly our management teams adapted to the situation and put our staff in a position to continue business operations without interruption." The Company announced that life insurance sales increased 10% in the first half of 2020 over the same time frame last year while annuity sales increased 26% over the same period.

Consolidated net earnings in the quarter ended June 30, 2020 increased 44% from the amount reported in the second quarter of 2019, elevating the Company's book value per share over $600 for the first time. Mr. Moody commented on the results saying, "Our emphasis on creating a solid financial foundation is validated during challenging times and allows us to take on obstacles like the pandemic and continue forward in executing our strategic initiatives." Mr. Moody noted that the second quarter results included consolidated life insurance claims of $1.1 million due to COVID-19. "Claim experience thus far has been well within our pricing assumptions as we continue to monitor and track this activity," he added.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At June 30, 2020, the Company maintained consolidated total assets of $12.4 billion, consolidated stockholders' equity of $2.2 billion, and combined life insurance inforce of $22.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Revenues, excluding investment and index option	$172,647	175,282	328,278	346,560
gains (losses)
Realized and unrealized gains (losses) on index options	40,243	17,828	(66,385)	59,830
Realized gains (losses) on investments	3,125	(425)	6,610	4,204
Total revenues	216,015	192,685	268,503	410,594

Benefits and expenses:
Life and other policy benefits	33,431	33,657	67,065	61,846
Amortization of deferred acquisition costs and	31,100	31,411	61,137	63,575
value of business acquired
Universal life and annuity contract interest	61,772	60,139	33,746	141,055
Other operating expenses	29,154	25,334	48,976	51,383
Total benefits and expenses	155,457	150,541	210,924	317,859

Earnings before income taxes	60,558	42,144	57,579	92,735
Income tax expense	12,145	8,448	11,228	18,841
Net earnings	$48,413	33,696	46,351	73,894

Net earnings attributable to Class A shares	$47,044	32,743	45,040	71,804

Diluted Earnings Per Class A Share	$13.69	9.53	13.11	20.90

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			June 30,	December 31,
			2020	2019

Book value per share			$600.31	585.32
Less: Per share impact of accumulated other comprehensive income (loss)			22.85	16.53
Book value per share, excluding accumulated other comprehensive income (loss) *			$577.46	568.79

*	Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $83.1 million at June 30, 2020 and $60.1 million at December 31, 2019. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com